Exhibit 99.1
STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 15, 2008, is entered into by and between Mark Cuban, an individual resident of Dallas County, Texas (the “Seller”), Lacuna Venture Fund LLLP, a Delaware limited liability limited partnership (“Lacuna Venture”), and Lacuna Hedge Fund LLLP, a Delaware limited liability limited partnership (“Lacuna Hedge” and, together with Lacuna Venture, the “Purchasers”).
WHEREAS, the Seller owns an aggregate of 6,932,784 issued and outstanding shares (the “Shares”) of common stock, no par value per share (the “Common Stock”), of Tucows Inc., a Pennsylvania corporation (the “Company”), and desires to sell all of the Shares to the Purchasers upon the terms and conditions set forth herein; and
WHEREAS, the Purchasers wish to purchase the Shares upon the terms and conditions stated in this Agreement.
NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged and confessed by the execution and delivery hereof, the parties, agreeing to be legally bound hereby, agree as follows:
1. PURCHASE AND SALE OF THE SHARES.
(a) Purchase of the Shares. Upon the terms and subject to the conditions of this Agreement, the Seller shall sell:
(i) to Lacuna Venture, and Lacuna Venture shall purchase from the Seller, 5,000,000 of the Shares for an aggregate purchase price (the “Lacuna Venture Purchase Price”) of Two Million and No/100 Dollars ($2,000,000.00); and
(ii) to Lacuna Hedge, and Lacuna Hedge shall purchase from the Seller, 1,932,784 of the Shares for an aggregate purchase price (the “Lacuna Hedge Purchase Price” and, together with the Lacuna Venture Purchase Price, the “Purchase Price”) of One Million Four Hundred Sixty Six Three Hundred Ninety Two and No/100 Dollars ($1,466,392.00).
(b) Form of Payment. On the Closing Date (as defined below), (i) each Purchaser shall pay its respective Purchase Price by wire transfer of immediately available funds to the Seller in accordance with the Seller’s written wiring instructions and (ii) the Seller shall deliver 1,932,784 Shares through DWAC to the account of Lacuna Hedge, 4,178,916 Shares though DWAC to the account of Lacuna Venture and a duly issued certificate representing 821,084 Shares to Lacuna Venture, against delivery of the Purchase Price.
(c) Closing and Closing Date. The completion of the purchase and sale of the Shares (the “Closing”) shall occur as soon as practicable after the satisfaction or waiver of all conditions or obligations of the Purchasers and the Seller and the conditions set forth in Sections 5 and 6 hereof on a date (the “Closing Date”) no later than August 29, 2008. The Closing shall take place at the offices of Seller, 5424 Deloache Avenue, Dallas, Texas 75220 at 10:00 a.m., local time, on the Closing Date, or at such other place and time as the parties shall mutually agree. At the Closing, the parties shall effect the deliveries required by Section 1(b) above.

2. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser hereby represents and warrants to the Seller, as of the date hereof and the Closing Date, that (a) each Purchaser has all requisite power and authority to enter into this Agreement on to consummate the transactions contemplated hereby, (b) this Agreement has been duly and validly authorized, executed and delivered on behalf of such Purchaser and is a valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or effecting creditors’ rights and to general equity principles, and (c) each Purchaser has made its own independent investigation of the Company and the business, operations and prospects of the Company, and each Purchaser is not relying on any representation or warranty of Seller with respect to the Company or the business, operations or prospects of the Company.
3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants, as of the date hereof and the Closing Date, to, and covenants with, each Purchaser as follows:
(a) Authorization; Enforcement. (i) The Seller has the requisite power, right and authority to enter into, and perform, this Agreement, to consummate the transactions contemplated hereby and to sell the Shares, in accordance with the terms hereof, (ii) this Agreement has been duly and validly executed and delivered, and (iii) this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(b) Transfer of the Shares. The Seller is the sole beneficial owner of the Shares and owns the Shares free and clear of all liens, claims, encumbrances, options, pledges, proxies and restrictions. Subject to the delivery of the Purchase Price, at the Closing, the delivery of the Shares will vest good and marketable title to the Shares in the Purchasers free and clear of all liens, claims, encumbrances, options, pledges, proxies and restrictions. There are no options, warrants or similar rights of any person to acquire any of the Shares and there are no actions, suits or proceedings, pending or threatened, involving the ownership by the Seller of the Shares. The transfer of the Shares by the Seller does not violate any agreement, governmental statute, rule or regulation by which the Seller is bound or any order, writ, judgment, injunction, decree, determination or award which has been entered against the Seller. The Seller has not engaged in a general solicitation with respect to the transfer of the Shares.

4. COVENANTS.
(a) Commercially Reasonable Efforts. The parties shall use their commercially reasonable efforts to satisfy timely each of the conditions described in Section 5 and 6 of this Agreement.
5. CONDITIONS TO THE SELLER’S OBLIGATION TO SELL. The obligation of the Seller to sell the Shares to the Purchasers at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for the Seller’s sole benefit and may be waived by the Seller at any time in the Seller’s sole discretion:
(a) Representations and Warranties; Covenants. The representations and warranties of the Purchasers set forth in Section 2 above shall be true and correct in all material respects as of the Closing Date. Each Purchaser shall have performed all obligations and covenants herein required to be performed by it on or prior to the Closing Date.
(b) Delivery of this Agreement. Each Purchaser shall have executed this Agreement and delivered the same to the Seller.
(c) Payment of the Purchase Price. Each Purchaser shall have delivered its respective Purchase Price in accordance with Section 1(b) above.
(d) No Litigation. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits the consummation of any of the transactions contemplated by this Agreement.
6. CONDITIONS TO EACH PURCHASER’S OBLIGATION TO PURCHASE. The obligation of each Purchaser to purchase the Shares at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for each Purchaser’s sole benefit and may be waived by each such Purchaser at any time in each such Purchaser’s sole discretion:
(a) Representations and Warranties; Covenants. The representations and warranties of the Seller set forth in Section 3 above shall be true and correct in all material respects as of the Closing Date. The Seller shall have performed all obligations and covenants herein required to be performed by it on or prior to the Closing Date.
(b) Delivery of this Agreement. The Seller shall have executed this Agreement and delivered the same to the Purchasers.
(c) Delivery of the Shares. The Seller shall have delivered the Shares to the account of the Purchasers through DWAC, in accordance with Section 1(b) hereof.
(d) No Litigation. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits the consummation of any of the transactions contemplated by this Agreement.

(e) Common Stock Quotation. The quotation of the Common Stock on the American Stock Exchange or the eligibility of the Shares for trading thereon shall not have been suspended by the Securities and Exchange Commission or American Stock Exchange.
(f) Other Documents. Each Purchaser shall have received such other documents and certificates, in form and substance reasonably satisfactory to such Purchaser and his counsel, relating to matters incident to the transactions contemplated hereby as such Purchaser may reasonably request.
7. INDEMNIFICATION.
(a) Indemnification. The Seller, on the one hand, and each Purchaser, on the other hand, each agrees to indemnify and hold the other harmless from and against any loss, damage, liability, penalty or expense (including amounts paid in settlement and reasonable attorneys’ fees and expenses) resulting, either directly or indirectly, from any breach of the representations, warranties, covenants or agreements of such party contained in this Agreement or any other document or certificate delivered pursuant hereto or thereto or in connection herewith or therewith; provided that in no event shall the amount for which the Seller or any Purchaser shall be liable to the other, as indemnification, exceed the Purchase Price, in the case of the Seller, or the Lacuna Venture Purchase Price or Lacuna Hedge Purchase Price, as applicable, in the case of the Purchasers, together with the costs incurred by the Purchasers or the Seller, respectively, to enforce this indemnification.
(b) Claims for Indemnification; Defense of Indemnified Claims.
(i) For purposes of this Section 7, the party entitled to indemnification shall be known as the “Indemnified Party” and the party required to indemnify shall be known as the “Indemnifying Party.” In the event that the Indemnifying Party shall be obligated to the Indemnified Party pursuant to this Section 7 or in the event that a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall give prompt written notice to the Indemnifying Party of the occurrence of such event, specifying the basis for such claim or demand, and the amount or estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim or demand); provided, however, that the failure to give such notice shall not constitute a waiver of the right to indemnification hereunder, unless the Indemnifying Party is actually prejudiced in a material respect thereby. The Indemnifying Party agrees to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at the Indemnifying Party’s own cost and expense with counsel of its own choice, who shall be, however, reasonably acceptable to the Indemnified Party. The Indemnifying Party may not make any compromise or settlement without the prior written consent of the Indemnified Party (which will not be unreasonably withheld or delayed), and the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to it pursuant to such compromise or settlement. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its own choice. If requested by the Indemnifying Party, the Indemnified Party shall (at the Indemnifying Party’s expense) (i) cooperate with the Indemnifying Party and its counsel in contesting any claim or demand that the Indemnifying Party defends, (ii) provide the Indemnifying Party with reasonable access during normal business hours to its books and records to the extent they relate to the condition or operation of the business and are requested by the Indemnifying Party to perform its indemnification obligations hereunder, and to make copies of such books and records, and (iii) make personnel available to assist in locating any books and records relating to the business or whose assistance, participation or testimony is reasonably required in anticipation of, preparation for or the prosecution and defense of, any claim subject to this Section 7. In the event that the Indemnifying Party fails timely to defend, contest or otherwise protect the Indemnified Party against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to defend, contest or otherwise protect the Indemnified Party against the same and may make any reasonable compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof.

8. GOVERNING LAW; MISCELLANEOUS.
(a) Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Texas without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the United States federal courts located in Dallas, Texas, with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.
(b) Counterparts; Signatures by Facsimile. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.
(c) Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.
(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.
(e) Specific Performance. The parties hereby agree that irreparable damage will result in the event that this Agreement is not specifically enforced, and the parties hereby further agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof, and the obligations of the parties hereunder, shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for, and granted, in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a party may have under this Agreement or otherwise.

(f) Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with respect to the matters covered herein and, except as specifically set forth herein, neither the Seller nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.
(g) Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:
If to the Seller:
Mark Cuban
5424 Deloache Avenue
Dallas, Texas 75220
Attn: Robert Hart
Facsimile: (214) 696-3880
If to Purchaser:
Lacuna Venture Fund LLLP
Lacuna Hedge Fund LLLP
1100 Spruce, Suite 202
Boulder, CO 80302
Facsimile: (303) 484-5397
Each party shall provide notice to the other party of any change in address.
(h) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, successors, personal representatives and assigns. Neither the Seller nor any Purchaser shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, any Purchaser may assign its rights hereunder to any person that purchases Common Stock from such Purchaser or to any of its “affiliates,” as that term is defined under the Securities Exchange Act of 1934, as amended, without the consent of the Seller.
(i) Third Party Beneficiaries. This Agreement is intended for the sole benefit of the parties hereto and their respective permitted heirs, successors, personal representatives and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
(k) Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.
(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
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IN WITNESS WHEREOF, the Seller and each Purchaser have caused this Agreement to be duly executed as of the date first above written.

SELLER:

/s/ Mark Cuban

Mark Cuban

PURCHASERS:

Lacuna Venture Fund LLLP, a Delaware limited liability limited partnership

By:	/s/ Wink Jones

Name:	Wink Jones
Title:	Managing Partner, Lacuna Venture Fund LLLP

Lacuna Hedge Fund LLLP, a Delaware limited liability limited partnership

By:	/s/ Wink Jones

Name:	Wink Jones
Title:	Managing Partner, Lacuna Hedge Fund LLLP